Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888-909-5548 Fax : 888-909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON SIGNS PIKES PEAK ROYALTY AGREEMENT

Reno, Nevada. June 13, 2024, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has signed, through its wholly owned subsidiary, Nevada Canyon, LLC, a binding Purchase Agreement (the “Agreement”) to acquire a 2% net smelter returns royalty (“NSR”) on the Pikes Peak Project, (the “Project”) located in Mineral County, Nevada.

Nevada Canyon will acquire a 2% NSR on the Project from Walker River Resources, LLC, a wholly owned subsidiary of Walker River Resources Corp. (“Walker River”) Walker River owns a 100% undivided interest in the Project, consisting of 36 unpatented lode mining claims identified as the Pikes Peak claim groups situated in Mineral County, Nevada, within the northern portion of the Walker Lane gold trend.

The Project hosts significant historical mining activity (numerous shafts, adits, mill) in a copper gold environment at Pikes Peak. A regional sampling program by Walker River returned values of 9 g/t Au, and 2.2% Cu from outcrop. Walker River completed an initial small RC drill program in 2022 at the Pikes Peak Project. The goal of this drilling was to acquire geological information to guide future exploration. Though there is no geological, drilling, or exploration data available, Walker River was able to make a significant discovery of gold mineralization.

Current access to historical underground workings is presently unavailable due to minor cave-ins and loose material at the entrances (Portals). Walker River is currently opening and rehabilitating certain of these Portals, enabling access to the underground workings for geological purposes of determining rock types, structure, dip and delineation of such. This geological data compiled with the results from the initial 2022 RC drill program will greatly assist in determining geological parameters and developing mineralization targets for the next drill program here in 2024.

The Project is easily accessible by secondary state roads from the main highway (15 miles), and is located approximately 40 miles southeast of Yerington, Nevada. A state power grid transmission line passes within 2 miles of the Project. It is significant that until Walker River’s arrival, there are no reported modern-day drilling or exploration activities from Pikes Peak. The Pikes Peak presents significant potential for gold-copper mineralization as proven by Walker River’s sampling, drilling, and the presence of significant past mining activities here. The property appears to exhibit the potential for porphyry type copper gold mineralization similar to other copper gold systems in North America

Nevada Canyon will acquire the 2.0-% NSR on the Lapon Canyon Project for total consideration of USD $150,000 cash.

“This continues our Nevada based royalty acquisition roll up,” said Nevada Canyon President and CEO, Alan Day, “The addition of the Peaks Peak royalty increases our royalty portfolio and adds another royalty with significant upside, and as with all Nevada Canyon royalty purchases, it offers excellent leverage to gold prices and now adds some copper potential.”

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming; and iii) exploration project accelerator.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2023, Quarterly Reports and Current Reports.